EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Announces Closing of Credit Facilities

HOUSTON, TEXAS, August 1, 2006—El Paso Corporation (NYSE: EP) today announced that it has closed $1.75-billion of credit facilities as a part of a restructuring and downsizing of its credit facilities from $3 billion to $2.25 billion. El Paso previously announced the closing of an unsecured $500-million letter-of-credit facility.

“The new facilities are tangible evidence of the improved financial strength and reduced liquidity needs of El Paso,” said Mark Leland, Executive Vice President and Chief Financial Officer. “These facilities reduce the company’s borrowing costs, require less collateral support, and provide longer-term liquidity than the previous facilities.”

Facilities Overview
The new financing package includes a three-year, $1.25-billion revolving credit facility and a five-year, $500-million deposit letter-of-credit facility that can also be used for loans as letter-of-credit requirements decrease. The facilities are secured by El Paso’s interests in El Paso Natural Gas Company (EPNG), Tennessee Gas Pipeline Company (TGP) and Colorado Interstate Gas Company (CIG).

The $1.25-billion revolving credit facility, which matures in July 2009, allows the company to borrow funds at LIBOR plus 1.75 percent or issue letters of credit at 1.75 percent plus a fronting fee of .15 percent, as compared to LIBOR plus 2.75 percent for loans and 2.75 percent plus a fronting fee of .25 percent for letters-of-credit on the previous facility. El Paso will pay an annual commitment fee of .375 percent on any unutilized revolving credit capacity compared to .75 percent on the previous facility.

The $500-million funded letter-of-credit facility provides the company with the flexibility to issue letters of credit or borrow any unutilized capacity under this facility as loans with a July 2011 maturity. Under the terms of this facility, El Paso will pay LIBOR plus 2.0 percent on any amounts borrowed as loans and 2.15 percent for letters-of-credit, compared to LIBOR plus 2.75 percent on loans and 2.85 percent for letters-of-credit pursuant to the previous facility.

At closing, approximately $1.1 billion of these facilities were used for outstanding letters of credit. Also, El Paso repaid the outstanding $965 million term loan associated with the previous facility which carried an interest rate of LIBOR plus 2.75 percent.

The $500-million facility El Paso previously closed in July is unsecured and is governed by covenants similar to the company’s investment grade indentures. El Paso will record a $17-million charge in the third quarter associated with unamortized financing costs on the previous credit agreement. Assuming June 30, 2006 utilization rates, the new facilities and reduced borrowings would provide approximately $40 million in annualized cost savings.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to comply with the covenants in our various financing documents; actions by the credit rating agencies; the successful close of our financing transactions; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417